EXHIBIT 99.1

UFP Technologies Announces Q1 2019 Results

NEWBURYPORT, Mass., May 07, 2019 (GLOBE NEWSWIRE) -- UFP Technologies, Inc.  (Nasdaq: UFPT), an innovative designer and custom manufacturer of components, subassemblies, products, and packaging primarily for the medical market, today reported net income of $3.7 million or $0.50 per diluted common share outstanding for its first quarter ended March 31, 2019, compared to net income of $1.8 million or $0.24 per diluted common share outstanding for the same quarter in 2018.  Sales for the first quarter were $47.3 million compared to 2018 first quarter sales of $42.9 million.

"I am pleased with our first quarter results and continued progress," said R. Jeffrey Bailly, chairman & CEO.  "A 10% rise in sales, coupled with continued improvements in our operating efficiency, drove a healthy increase in our gross margins and helped us more than double net income.”

"During the quarter, we launched a substantial new medical program and ramped up volumes of existing programs, all of which contributed to a 19% increase in our medical sales,” Bailly continued.  “We are also seeing solid growth in our aerospace and defense business.”

"Looking ahead, with recently awarded new business, a robust pipeline of new opportunities for both internal growth and growth through acquisitions, and some exciting new additions to our team, we are bullish about the future," Bailly said.

Financial Highlights for Q1 2019:

  Sales grew 10.2% to $47.3 million.
  Sales to the medical market grew 19.4%.  Sales to the aerospace & defense and automotive markets grew 42.0% and 7.1%, respectively.  All other sales (consumer, electronics, and industrial) declined 15.6%.
  Gross profit as a percentage of sales grew to 26.4% from 23.7% in the same quarter of 2018.
  Selling, general and administrative expenses ("SG&A") as a percentage of sales was 15.3% compared to 15.4% in the same quarter of 2018.
  Operating income grew to $5.3 million from $2.6 million in the same quarter of 2018, while operating income as a percentage of sales increased to 11.1% from 6.0%.
  Net income more than doubled to $3.7 million from $1.8 million in the same quarter of 2018.

UFP Technologies is an innovative designer and custom manufacturer of components, subassemblies, products, and packaging primarily for the medical market.  Utilizing highly specialized foams, films and plastics, the Company converts raw materials through laminating, molding, radio frequency welding and fabricating techniques. The Company is diversified by also providing highly engineered solutions to customers in the aerospace & defense, automotive, consumer, electronics and industrial markets.

This news release contains statements relating to expected financial performance and/or future business prospects, events and plans that are forward-looking statements.  Such statements include, but are not limited to, statements regarding the Company’s participation and growth in multiple markets and new program launches, statements indicating that the Company may be able to sustain or increase its sales, earnings and earnings per share or sales, earnings and earnings per share growth rates, statements about the Company’s acquisition strategies and opportunities, statements regarding anticipated trends in the different markets in which the Company competes and expectations regarding customer demand, anticipated advantages the Company expects to realize from its investments and capital expenditures, expectations regarding the manufacturing capacity and efficiencies of the Company, expectations regarding the Company’s liquidity, its business opportunities, the Company’s growth potential and strategies for growth, anticipated revenues and the timing of such revenues. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, the identification of suitable acquisition candidates and the successful, efficient execution of acquisition transactions and integration of any acquisition candidates, risks and uncertainties associated with the anticipated growth of the Company’s business and increases to sales, earnings and earnings per share, as well as other risks and uncertainties that are detailed in the documents filed by the Company with the SEC.  Accordingly, actual results may differ materially.  Readers are referred to the documents filed by the Company with the SEC, specifically the last reports on Forms 10-K and 10-Q.  The forward-looking statements contained herein speak only of the Company’s expectations as of the date of this press release.  The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions, or circumstances on which any such statement is based.

Consolidated Condensed Statements of Income (in thousands, except per share data) (Unaudited)

	Three Months Ended
	March 31
	2019	2018
Net sales	$47,328	$42,931
Cost of sales	34,831	32,746
Gross profit	12,497	10,185
SG&A	7,244	6,592
Acquisition-related costs	-	1,069
Gain on sale of fixed assets	-	(40)
Operating income	5,253	2,564
Interest expense, net	231	248
Other expense (income)	239	(50)
Income before income taxes	4,783	2,366
Income taxes	1,049	589
Net income	$3,734	$1,777

Net income per share	$0.50	$0.24
Net income per diluted share	$0.50	$0.24

Weighted average common shares outstanding	7,402	7,300
Weighted average diluted common shares outstanding	7,466	7,378

Consolidated Condensed Balance Sheets (in thousands) (Unaudited)
	March 31,	December 31,
	2019	2018

Assets:
Cash and cash equivalents	$2,493	$3,238
Receivables, net	29,772	28,321
Inventories	19,437	19,576
Other current assets	3,346	4,491
Net property, plant, and equipment	57,455	57,667
Goodwill	51,838	51,838
Intangible assets, net	21,918	22,232
Other assets	6,404	2,235
Total assets	$192,663	$189,598
Liabilities and equity:
Current portion of long-term debt	$2,857	$2,857
Accounts payable	6,037	6,836
Other current liabilities	10,076	10,965
Long-term debt, excluding current portion	19,286	22,286
Other liabilities	9,908	6,197
Total liabilities	48,164	49,141
Total stockholders' equity	144,499	140,457
Total liabilities and stockholders' equity	$192,663	$189,598

Contact:
Ron Lataille
978-234-0926